EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:         Dave Stedman
                  President
                  LION, Inc.
                  800-546-6463

                             LION ACQUIRES ASSETS OF
                  IGNITION MORTGAGE TECHNOLOGY SOLUTIONS, INC.
          ACQUISITION TO INCREASE REVENUE AND ACCELERATE FUTURE GROWTH


SEATTLE, WA - DECEMBER 9, 2003 - LION, INC. (OTC Bulletin Board: LINN), a leader in online services that connect mortgage brokers with consumers and lenders, today announced that it had purchased certain assets of Ignition Mortgage Technology Solutions, Inc. ("Ignition"), a wholly-owned subsidiary of Freddie Mac (NYSE:FRE). LION is a public company not affiliated with Freddie Mac.

Under the terms of the transaction, LION acquired certain assets of Ignition including Loan Finder, Lock Point Xtra(R), Loan Officer Plus(R), and Pipeline Tools software products, Ignition's rights under certain contracts and accounts receivable. LOCKPOINT XTRA(R) is an electronic rate lock system for secondary market application that provides real-time feature-adjusted loan-by-loan price quotes, and enables conduits to take direct electronic rate locks from correspondent lenders. PIPELINE TOOLS manages interest rate and loan pool fall-out risk.

The purchase will accelerate critical elements of LION's strategy to provide a comprehensive set of solutions to meet the needs of the mortgage industry. The acquisition will enable the Company to expand its product offering and its ability to target both small and large mortgage originators. Following the acquisition, LION expects to offer a turnkey solution that will constitute one of the most complete and comprehensive origination and management systems available in the market. "This acquisition represents a tremendous opportunity for the Company," stated LION's President, David Stedman. "The integration of Ignition's technology into the LION suite of products will not only allow the Company to offer new high-end products to its existing customers, but will also allow the Company to expand into new and potentially more lucrative markets."

In conjunction with the acquisition, LION is restructuring its operations and has named a new management team to lead the Company. Randall Miles has been named Chairman and CEO of LION, and Tim Newberry, former Vice President of Ignition, will share expanded presidential duties with David Stedman, the current President of LION. Jack McMillan, former Chairman of LION, will remain an active member of the Board. Randall Miles has been a LION board member for the past year and has 25 years experience in investment banking and executive management with a focus on financial services and technology companies. Tim Newberry has extensive product development experience, key customer and management expertise and industry knowledge. Dave Stedman will redirect his responsibilities to address sales and marketing strategies for the Company. Mssrs. Miles, Newberry and Stedman will combine their talents to collectively set the strategic direction of the Company.


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"As the mortgage marketplace contracts, industry professionals will aggressively seek strategies to lower the cost of acquiring, fulfilling and delivering loans," observed Randall Miles, the new Chairman and CEO of LION. "With this acquisition, LION will not only strengthen its ability to service new demand, it will also deliver additional value to its existing customer base, increasing its ability to expand revenue. I am very optimistic about the future implications of this acquisition. It represents an important step in LION's continuing commitment to supporting revenue growth and sustained profitability, leading to enhanced shareholder value. The transaction is expected to be accretive to 2004 earnings and was accomplished without encumbering the Company's balance sheet. This is an exciting time for LION. It signals a new era for the Company and represents an opportunity to expand both the depth and breadth of its product offerings."

ABOUT LION, INC. LION, Inc. is a leader in online services that connect mortgage brokers with lenders and consumers more efficiently. The Company serves mortgage originators with online loan productivity tools and websites powered by a database of over 100,000 regionalized wholesale and correspondent loan programs nationwide. LION also provides the foundational architecture and database for co-branded and private label web sites that connect consumers to leading companies in the over $2 trillion mortgage industry. LION, Inc. has offices in two locations: Seattle, at 4700-42nd Ave. SW, Seattle, WA 98116, and Denver, at 2000 S Colorado Blvd, Denver, CO, 80222. For more information, please visit www.lioninc.com.

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This press release contains forward-looking statements concerning the integration of the software products and other assets acquired from Ignition into our product suite and our future financial and operating results. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Statements of expected synergies, accretion, and integration plans resulting from the acquisition are all forward-looking statements. We believe that the potential risks and uncertainties include, without limitation: the possibility that the market for the software products acquired from Ignition may not develop as expected; that further development of these products may not proceed as planned; that LION is unable to successfully execute its integration strategy or achieve planned synergies with respect to the acquired software and other assets; our substantial dependence on mortgage brokers and the mortgage broker industry; mortgage market trends; interest rate changes; housing and consumer trends effecting home purchases; the management of our potential growth; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our need for additional financing; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of December 9, 2003, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003, including (without limitation) under the captions, "Business Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the Securities and Exchange Commission and available at www.sec.gov.


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